Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
Provident Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-49344) on Form S-8 of Provident Bancorp, Inc. of our report dated December 10, 2004, relating to the consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the September 30, 2004 Annual Report on Form 10-K of Provident Bancorp, Inc.


/s/ KPMG LLP


New York, New York
December 13, 2004


                                      108